Exhibit 99.1

Ryerson Reports Third Quarter Results

Ryerson’s performance amidst the continuing pandemic characterized by excellent cash flow generation alongside a strengthened balance sheet

CHICAGO – October 28, 2020 – Ryerson Holding Corporation (NYSE: RYI), a leading value-added processor and distributor of industrial metals, today reported results for the third quarter ended September 30, 2020.

Q3 2020 Highlights:

•	Successfully executing upon our dual mandate pandemic response plan to safeguard the health and safety of our employees and to preserve the liquidity and recovery capacity of the Company.
•	Revenues increased 8 percent sequentially while operating expenses increased 1 percent sequentially.
•	Inventory turns improved by 17.4 days, or 20 percent sequentially, and by 8.7 days or by 11 percent year-over-year.
•	Generated $121 million in cash flow from operations, up from $103 million in the second quarter, bringing year-to-date cash flows from operations to $297 million.
•	Reduced net debt by over $100 million to $692 million as of September 30th, again achieving our lowest net debt level in over 10 years.
•	Announced the redemption of $50 million of our Senior Secured Notes due 2028, the first exercise of one of our optional redemption terms secured during the refinancing of our 2022 Notes in July.
•

Further reduced our pension exposure through the annuitization of nearly $100 million of pension liabilities, which is expected to yield approximately $8 million in economic savings on a net present value basis.

•	Achieved Adjusted EBITDA, excluding LIFO of $31 million, an increase of $11 million compared to the second quarter on higher volumes, improved pricing, and effective expense management.
•	Generated loss per diluted share of $1.05, but achieved adjusted earnings per diluted share of $0.31 excluding one-time non-recurring and non-operating items.

$ in millions, tons in thousands except average selling prices and EPS
Financial Highlights:	Q3 2020		Q2 2020		Q3 2019		QoQ		YoY	YTD 2020		YTD 2019		YoY

Tons Shipped	489		462		598		5.8%		(18.2%)	1,517		1,840		(17.6%)
Revenues	$831.5		$771.8		$1,104.4		7.7%		(24.7%)	$2,613.6		$3,540.1		(26.2%)
Average selling prices	$1,700		$1,671		$1,847		1.7%		(8.0%)	$1,723		$1,924		(10.4%	)
Gross Margin, excl. LIFO	16.7%		16.8%		15.8%		(10 bps)		90 bps	17.0%		16.5%		50 bps
Warehousing, delivery, general, & administrative expenses	$125.4		$124.1		$165.6		1.0%		(24.3%)	$405.2		$493.9		(18.0%	)
As a percentage of revenue	15.1%		16.1%		15.0%		(100 bps)		10 bps	15.5%		14.0%		160 bps
Adjusted net income (loss)	$11.9		$(24.2)		$9.2					$3.5		$56.3
Diluted adjusted earnings (loss) per share	$0.31		$(0.64)		$0.24					$0.09		$1.49
Adj. EBITDA, excl. LIFO	$31.4		$20.6		$29.5		52.4%		6.4%	$86.4		$143.2		(39.7%	)
As a percentage of revenue	3.8%		2.7%		2.7%		110 bps		110 bps	3.3%		4.0%		(70 bps)

Balance Sheet and Cash Flow Highlights:
Net debt	$692		$793		$1,017		(12.7%)		(31.9%)	$692		$1,017		(31.9%	)
Net debt / LTM Adj. EBITDA, excl. LIFO	5.2	x	6.0	x	5.2	x	(0.8	x)	—	5.2	x	5.2	x	—
Days of supply	67.7		85.1		76.4		(17.4)		(8.7)	74.8		74.9		(0.1)
Net cash provided by operating activities	$120.6		$103.3		$82.5		$17.3		$38.1	$296.7		$130.5		$166.2

A reconciliation of non-GAAP financial measures to the comparable GAAP measure is included below in this news release.

Management Commentary

Eddie Lehner, Ryerson’s President and Chief Executive Officer, said, “I want to thank my Ryerson teammates, our customers, our suppliers and all essential workers as we continue to cohere and persevere together through the ongoing COVID-19 pandemic despite the omnipresent challenges and uncertainties in our communities and throughout the world during this public health crisis and resultant adverse economic impacts. Let me take a moment to recognize and summarize what Ryerson accomplished during the third quarter against tough odds in furthering our advancement as an organization. First and foremost, we looked after the safety, health, and well-being of our employees, customers, suppliers, and communities. We continued our work in pursuit of greater opportunity and social justice with care, commitment, and shared purpose.  And, we notably improved our overall financial condition through a series of important accomplishments.  We refinanced our long-term debt and triggered our first optional redemption feature decreasing annual cash interest expense by approximately $20 million.  We took a significant step in further reducing legacy liability risk through an approximately $100 million pension obligation annuitization.  We ended the quarter with our lowest net debt in more than ten years and highest liquidity levels of the year characterized by outstanding working capital and expense management.  Central Steel & Wire Company, LLC, or CS&W, completed an arduous, but necessary ERP-system conversion during the last two months of the quarter whose impacts, while transitory, were not without effect.  That said, CS&W took a major stride toward realizing its future potential. Most of all, I can’t say enough about our people and our culture through this period.  There is a resiliency and undiminished enthusiasm in this organization to provide great customer experiences while looking out for one another and our communities in a manner reflective of the three immutable virtues of safety, health, and goodwill.  This was an essential quarter of continued shared sacrifice performed brilliantly by essential people, thank you.”

Third Quarter Results

Ryerson achieved revenues of $832 million in the third quarter of 2020, an increase of 7.7 percent compared to $772 million for the second quarter of 2020, with tons shipped up 5.8 percent and average selling prices up 1.7. Gross margin expanded to 18.7 percent, compared to 15.0 percent for the second quarter of 2020 and 18.5 percent for the third quarter of 2019. Included in third quarter of 2020 cost of materials sold was LIFO income of $16.9 million, compared to LIFO expense of $14.1 million in the second quarter of 2020, and LIFO income of $29.6 million in the third quarter of 2019. Although managerial price margins expanded incrementally throughout the quarter, due to the impact of CS&W’s ERP conversion, gross margin, excluding LIFO decreased slightly to 16.7 percent in the third quarter of 2020 compared to 16.8 percent in the second quarter of 2020, but increased compared to 15.8 percent in the third quarter of 2019. A reconciliation of gross margin, excluding LIFO to gross margin is included below in this release.

In the third quarter of 2020, warehousing, delivery, selling, general, and administrative expenses remained largely flat on higher volumes, up by only $1.3 million, or 1.0 percent, compared to the second quarter of 2020. As a percentage of sales, warehousing, delivery, selling, general, and administrative expenses decreased to 15.1 percent in the third quarter of 2020 compared to 16.1 percent in the second quarter of 2020 as the increase in revenue outpaced expenses. Compared to the same quarter last year, Ryerson reduced warehousing, delivery, selling, and administrative expenses by $40.2 million, or 24.3 percent.

Net loss attributable to Ryerson Holding Corporation was $39.9 million, or $1.05 per diluted share, in the third quarter of 2020 compared to net income of $10.1 million, or $0.27 per diluted share, in the prior year period. Included in third quarter net loss is $52.5 million of a non-cash settlement accounting charge related to the annuitization of our pension liabilities and $17.1 million of expenses related to the refinance of Ryerson’s 2022 notes completed in July. Adjusted net income attributable to Ryerson Holding Corporation, excluding restructuring and other charges, gain or loss on retirement of debt, pension settlement charge, and the associated income taxes on these items, was $11.9 million for the third quarter of 2020, or $0.31 per diluted share compared to $9.2 million of adjusted net income, or $0.24 per diluted share, in the prior year period. Ryerson achieved Adjusted EBITDA, excluding LIFO of $31.4 million in the third quarter of 2020, an increase of $10.8 million compared to the second quarter of 2020 and an increase of $1.9 million compared to the third quarter of 2019. A reconciliation of Adjusted net income (loss) to net income (loss) attributable to Ryerson Holding Corporation and Adjusted EBITDA, excluding LIFO to net income (loss) attributable to Ryerson Holding Corporation is included below in this news release.

Nine Months Ended September 30, 2020, Financial Results

Revenues in the first nine months of 2020 were $2.61 billion, a decrease of 26.2 percent compared to the first nine months of 2019, as tons shipped decreased 17.6 percent and average selling prices decreased 10.4 percent. Net loss attributable to Ryerson Holding Corporation was $49.1 million, or a loss of $1.29 per diluted share, in the first nine months of 2020 compared to $56.0 million of net income, or $1.48 per diluted share, for the same period of 2019. Adjusted net income attributable to Ryerson Holding Corporation, excluding gain on insurance settlement, restructuring and other charges, gain or loss on retirement of debt, pension settlement charge, and the associated income taxes on these items, was $3.5 million for the first nine months of 2020, or $0.09 per diluted share compared to $56.3 million of income, or $1.49 per diluted share for the first nine months of 2019. Adjusted EBITDA, excluding LIFO was $86.4 million in the first nine months of 2020 compared to $143.2 million in the first nine months of 2019. Reconciliations of Adjusted EBITDA, excluding LIFO and adjusted net income to net income attributable to Ryerson Holding Corporation is included below in this news release.

Liquidity & Debt Management

Ryerson’s strong and responsive working capital management was clearly illustrated in the third quarter as the Company decreased inventory days of supply in-line with the market environment to 68 days, compared to 85 days at the end of the second quarter and 76 days at the end of the third quarter of 2019. The Company’s gap between the third quarter receivables and payables cycles also decreased sequentially, contributing to a cash conversion cycle of 70 days for the period, compared to 91 days for the second quarter and 80 days for the year-ago period.

Ryerson generated $120.6 million in cash from operating activities in the third quarter of 2020 driven by the aforementioned working capital and expense management execution as compared to $82.5 million in the year-ago period. The Company again significantly decreased its outstanding net debt during the third quarter, driving it down by over $100 million since June 30, 2020 to $692 million as of September 30, 2020, again achieving its lowest net debt in ten years. Additionally, in the third quarter of 2020, Ryerson completed an annuitization of approximately $100 million of pension participant liabilities and expects to realize economic savings of approximately $7.8 million on a net present value basis. As a result of the transaction, a remeasurement of the Ryerson U.S. pension liability was completed and resulted in a liability increase of $33 million, primarily driven by decreasing discount rates and lower long-term expected pension asset returns.  Despite expenses related to the bond refinance, Ryerson retained a strong liquidity position of $398 million as of September 30, 2020, an increase of $48 million or 14 percent sequentially compared to $350 million as of June 30, 2020.

Molly Kannan, Controller and Chief Accounting Officer, said, “In the third quarter of 2020, we continued to execute on our COVID-19 policies by managing working capital and operating expenses exceedingly well, generating significant cash from operating activities and reducing net debt to historic levels.  Additionally, we were pleased to announce the redemption of $50 million of our Senior Secured Notes due in 2028 to be executed on October 30th. This transaction is the first exercise of our optional redemption features secured in our recent refinance, and is expected to provide $4.25 million in annual interest expense savings on top of the approximately $16 million in annual interest expense savings from our recent bond refinancing in July. In all, our third quarter results illustrate our successful liquidity preservation and highlight the strengthening of our balance sheet.”

Outlook Commentary

Given the many pandemic induced uncertainties expected to continue through the balance of the year, the Company will not provide guidance for the fourth quarter ending December 31, 2020.  We do note, however, that through the first several weeks of the fourth quarter, per day trends in revenue, gross margin, average selling prices, and volumes are moving higher relative to the third quarter as industrial metal commodity price drivers have improved along with restocking driven demand across a greater number of end markets.

Third Quarter 2020 Major Product Metrics
	Tons Shipped (thousands)					Average Selling Prices
	Q3 2020	Q2 2020	Q3 2019	Quarter-over-quarter	Year-over-year	Quarter-over-quarter	Year-over-year

Carbon Steel	377	361	461	4.4%	(18.2%)	(2.1%)	(11.5%)
Aluminum	49	40	59	22.5%	(16.9%)	(0.4%)	(9.5%)
Stainless Steel	63	59	76	6.8%	(17.1%)	0.8%	(1.6%)

	Net Sales (millions)
	Q3 2020	Q2 2020	Q3 2019	Quarter-over-quarter	Year-over-year

Carbon Steel	$411	$402	$568	2.2%	(27.6%)
Aluminum	$194	$159	$258	22.0%	(24.8%)
Stainless Steel	$212	$197	$260	7.6%	(18.5%)

First Nine Months 2020 Major Product Metrics
	Tons Shipped (thousands)			Average Selling Prices
	YTD 2020	YTD 2019	Year-over-year	Year-over-year

Carbon Steel	1,172	1,419	(17.4%)	(13.8%)
Aluminum	141	178	(20.8%)	(10.1%)
Stainless Steel	199	236	(15.7%)	(2.5%)

	Net Sales (millions)
	YTD 2020	YTD 2019	Year-over-year

Carbon Steel	$1,324	$1,859	(28.8%)
Aluminum	$573	$805	(28.8%)
Stainless Steel	$672	$817	(17.7%)

Earnings Call Information

Ryerson will host a conference call to discuss its third quarter results Thursday, October 29, 2020 at 10 a.m. Eastern Time. Participants may access the conference call by dialing (866) 269-4260 (U.S. & Canada) / (856) 344-9206 (International)and using conference ID 5043925. The live online broadcast will be available on the Company’s investor relations website, ir.ryerson.com. A replay will be available at the same website for 90 days.

About Ryerson

Ryerson is a leading value-added processor and distributor of industrial metals, with operations in the United States, Canada, Mexico, and China. Founded in 1842, Ryerson has around 3,900 employees in approximately 100 locations. Visit Ryerson at www.ryerson.com.

Safe Harbor Provision

Certain statements made in this presentation and other written or oral statements made by or on behalf of the Company constitute "forward-looking statements" within the meaning of the federal securities laws, including statements regarding our future performance, as well as management's expectations, beliefs, intentions, plans, estimates, objectives, or projections relating to the future. Such statements can be identified by the use of forward-looking terminology such as “objectives,” “goals,” “preliminary,” “range,” "believes," "expects," "may," "estimates," "will," "should," "plans," or "anticipates" or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy. The Company cautions that any such forward-looking statements are not guarantees of future performance and may involve significant risks and uncertainties, and that actual results may vary materially from those in the forward-looking statements as a result of various factors. Among the factors that significantly impact our business are: the cyclicality of our business; the highly competitive, volatile, and fragmented metals industry in which we operate; fluctuating metal prices; our substantial indebtedness and the covenants in instruments governing such indebtedness; the integration of acquired operations; regulatory and other operational risks associated with our operations located inside and outside of the United States; impacts and implications of adverse health events, including the COVID-19 pandemic; work stoppages; obligations under certain employee retirement benefit plans; the ownership of a majority of our equity securities by a single investor group; currency fluctuations; and consolidation in the metals industry. Forward-looking statements should, therefore, be considered in light of various factors, including those set forth above and those set forth under "Risk Factors" in our annual report on Form 10-K for the year ended December 31, 2019, and in our other filings with the Securities and Exchange Commission. Moreover, we caution against placing undue reliance on these statements, which speak only as of the date they were made. The Company does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events or circumstances, new information or otherwise.

Media and Investor Contact:

Justine Carlson

312.292.5130

investorinfo@ryerson.com

RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Selected Income and Cash Flow Data - Unaudited
(Dollars and Shares in Millions, except Per Share and Per Ton Data)

	2020		2019	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2020	2019

NET SALES	$831.5	$771.8	$1,104.4	$2,613.6	$3,540.1
Cost of materials sold	675.6	656.3	900.0	2,146.4	2,892.6
Gross profit	155.9	115.5	204.4	467.2	647.5
Warehousing, delivery, selling, general, and administrative	125.4	124.1	165.6	405.2	493.9
Gain on insurance settlement	—	—	(1.5)	—	(1.5)
Restructuring and other charges	0.2	2.0	0.3	2.2	1.7
OPERATING PROFIT (LOSS)	30.3	(10.6)	40.0	59.8	153.4
Other income and (expense), net (1)	(69.1)	(0.1)	(0.3)	(68.3)	(1.3)
Interest and other expense on debt	(20.2)	(19.3)	(23.2)	(61.2)	(71.0)
INCOME (LOSS) BEFORE INCOME TAXES	(59.0)	(30.0)	16.5	(69.7)	81.1
Provision (benefit) for income taxes	(19.3)	(4.5)	6.3	(20.9)	24.8
NET INCOME (LOSS)	(39.7)	(25.5)	10.2	(48.8)	56.3
Less: Net income attributable to noncontrolling interest	0.2	0.1	0.1	0.3	0.3
NET INCOME (LOSS) ATTRIBUTABLE TO RYERSON HOLDING CORPORATION	$(39.9)	$(25.6)	$10.1	$(49.1)	$56.0
EARNINGS (LOSS) PER SHARE
Basic	$(1.05)	$(0.67)	$0.27	$(1.29)	$1.49
Diluted	$(1.05)	$(0.67)	$0.27	$(1.29)	$1.48
Shares outstanding - basic	38.1	38.1	37.8	38.0	37.7
Shares outstanding - diluted	38.1	38.1	38.0	38.0	37.9

Supplemental Data :
Tons shipped (000)	489	462	598	1,517	1,840
Shipping days	64	64	64	192	191
Average selling price/ton	$1,700	$1,671	$1,847	$1,723	$1,924
Gross profit/ton	319	250	342	308	352
Operating profit (loss)/ton	62	(23)	67	39	83
LIFO expense (income) per ton	(35)	31	(49)	(15)	(34)
LIFO expense (income)	(16.9)	14.1	(29.6)	(23.0)	(62.6)
Depreciation and amortization expense	13.6	13.6	15.6	40.5	44.3
Cash flow provided by operating activities	120.6	103.3	82.5	296.7	130.5
Capital expenditures	(6.1)	(4.9)	(9.1)	(17.9)	(32.5)

(1) The third quarter and the first nine months of 2020 includes a $52.5 million pension settlement charge and a $17.1 million loss on the extinguishment of debt.

See Schedule 1 for Condensed Consolidated Balance Sheets
See Schedule 2 for EBITDA and Adjusted EBITDA reconciliation
See Schedule 3 for Adjusted EPS reconciliation
See Schedule 4 for Free Cash Flow reconciliation

Schedule 1
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Condensed Consolidated Balance Sheets
(In millions, except shares)

	September 30,	December 31,
	2020	2019
Assets	(unaudited)
Current assets:
Cash and cash equivalents	$121.8	$11.0
Restricted cash	1.1	48.8
Receivables, less provisions of $1.9 in 2020 and $3.5 in 2019	396.5	425.1
Inventories	572.6	742.9
Prepaid expenses and other current assets	46.3	52.2
Total current assets	1,138.3	1,280.0
Property, plant, and equipment, at cost	814.6	806.5
Less: accumulated depreciation	392.9	366.8
Property, plant, and equipment, net	421.7	439.7
Operating lease assets	112.3	128.2
Other intangible assets	44.9	50.6
Goodwill	120.3	120.3
Deferred charges and other assets	2.6	2.7
Total assets	$1,840.1	$2,021.5
Liabilities
Current liabilities:
Accounts payable	$351.1	$311.5
Salaries, wages, and commissions	36.0	35.3
Other accrued liabilities	54.7	68.0
Short-term debt	9.1	49.2
Current portion of operating lease liabilities	20.9	20.9
Current portion of deferred employee benefits	7.0	7.0
Total current liabilities	478.8	491.9
Long-term debt	804.9	932.6
Deferred employee benefits	249.7	217.5
Noncurrent operating lease liabilities	97.1	112.8
Deferred income taxes	56.6	65.2
Other noncurrent liabilities	21.3	22.9
Total liabilities	1,708.4	1,842.9
Commitments and contingencies
Equity
Ryerson Holding Corporation stockholders' equity:
Preferred stock, $0.01 par value; 7,000,000 shares authorized and no shares issued at 2020 and 2019	—	—
Common stock, $0.01 par value; 100,000,000 shares authorized; 38,329,897 and 37,996,261 shares issued at 2020 and 2019, respectively	0.4	0.4
Capital in excess of par value	382.6	381.2
Retained earnings	50.5	99.6
Treasury stock, at cost - Common stock of 212,500 shares in 2020 and 2019	(6.6)	(6.6)
Accumulated other comprehensive loss	(301.2)	(302.0)
Total Ryerson Holding Corporation Stockholders' Equity	125.7	172.6
Noncontrolling interest	6.0	6.0
Total Equity	131.7	178.6
Total Liabilities and Stockholders' Equity	$1,840.1	$2,021.5

Schedule 2
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliations of Net Income (Loss) Attributable to Ryerson Holding Corporation to EBITDA and Gross profit to Gross profit excluding LIFO
(Dollars in millions)

	2020		2019	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2020	2019

Net income (loss) attributable to Ryerson Holding Corporation	$(39.9)	$(25.6)	$10.1	$(49.1)	$56.0
Interest and other expense on debt	20.2	19.3	23.2	61.2	71.0
Provision (benefit) for income taxes	(19.3)	(4.5)	6.3	(20.9)	24.8
Depreciation and amortization expense	13.6	13.6	15.6	40.5	44.3
EBITDA	$(25.4)	$2.8	$55.2	$31.7	$196.1
Gain on insurance settlement	—	—	(1.5)	—	(1.5)
Reorganization	4.8	3.8	4.0	9.4	6.9
Foreign currency transaction (gains) losses	(0.4)	0.1	0.4	(0.4)	1.2
(Gain) loss on retirement of debt	17.1	(0.1)	—	16.2	0.2
Pension settlement charge	52.5	—	—	52.5	—
Purchase consideration and other transaction costs	—	—	1.0	0.4	2.8
Other adjustments	(0.3)	(0.1)	—	(0.4)	0.1
Adjusted EBITDA	$48.3	$6.5	$59.1	$109.4	$205.8

Adjusted EBITDA	$48.3	$6.5	$59.1	$109.4	$205.8
LIFO expense (income)	(16.9)	14.1	(29.6)	(23.0)	(62.6)
Adjusted EBITDA, excluding LIFO expense (income)	$31.4	$20.6	$29.5	$86.4	$143.2

Net sales	$831.5	$771.8	$1,104.4	$2,613.6	$3,540.1

Adjusted EBITDA, excluding LIFO expense (income), as a percentage of net sales	3.8%	2.7%	2.7%	3.3%	4.0%

Gross profit	$155.9	$115.5	$204.4	$467.2	$647.5

Gross margin	18.7%	15.0%	18.5%	17.9%	18.3%

Gross profit	$155.9	$115.5	$204.4	$467.2	$647.5
LIFO expense (income)	(16.9)	14.1	(29.6)	(23.0)	(62.6)
Gross profit, excluding LIFO expense (income)	$139.0	$129.6	$174.8	$444.2	$584.9

Gross margin, excluding LIFO expense (income)	16.7%	16.8%	15.8%	17.0%	16.5%

Note: EBITDA represents net income before interest and other expense on debt, provision for income taxes, depreciation, and amortization. Adjusted EBITDA gives further effect to, among other things, reorganization expenses, gain or loss on retirement of debt, pension settlement charge, purchase consideration and other transaction costs, and foreign currency transaction gains and losses. We believe that the presentation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), provides useful information to investors regarding our operational performance because they enhance an investor’s overall understanding of our core financial performance and provide a basis of comparison of results between current, past, and future periods. We also disclose the metric Adjusted EBITDA, excluding LIFO expense (income), to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), are three of the primary metrics management uses for planning and forecasting in future periods, including trending and analyzing the core operating performance of our business without the effect of U.S. generally accepted accounting principles, or GAAP, expenses, revenues, and gains (losses) that are unrelated to the day to day performance of our business. We also establish compensation programs for our executive management and regional employees that are based upon the achievement of pre-established EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), targets. We also use EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), to benchmark our operating performance to that of our competitors. EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), do not represent, and should not be used as a substitute for, net income or cash flows from operations as determined in accordance with generally accepted accounting principles, and neither EBITDA, Adjusted EBITDA, and Adjusted EBITDA, excluding LIFO expense (income), is necessarily an indication of whether cash flow will be sufficient to fund our cash requirements. This release also presents gross margin, excluding LIFO expense (income), which is calculated as gross profit minus LIFO expense (income), divided by net sales. We have excluded LIFO expense (income) from gross margin and Adjusted EBITDA as a percentage of net sales metrics in order to provide a means of comparison amongst our competitors who may not use the same basis of accounting for inventories as we do. Our definitions of EBITDA, Adjusted EBITDA, Adjusted EBITDA, excluding LIFO expense (income), gross margin, excluding LIFO expense (income), and Adjusted EBITDA, excluding LIFO expense (income), as a percentage of sales may differ from that of other companies.

Schedule 3
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Reconciliation of Net Income (Loss) and Earnings (Loss) per Share to Adjusted Net Income (Loss) and Adjusted Earnings (Loss) Per Share
(Dollars and Shares in Millions, Except Per Share Data)

	2020		2019	First Nine Months Ended
	Third	Second	Third	September 30,
	Quarter	Quarter	Quarter	2020	2019

Net income (loss) attributable to Ryerson Holding Corporation	$(39.9)	$(25.6)	$10.1	$(49.1)	$56.0

Gain on insurance settlement	—	—	(1.5)	—	(1.5)
Restructuring and other charges	0.2	2.0	0.3	2.2	1.7
(Gain) loss on retirement of debt	17.1	(0.1)	—	16.2	0.2
Pension settlement charge	52.5	—	—	52.5	—
Provision (benefit) for income taxes	(18.0)	(0.5)	0.3	(18.3)	(0.1)

Adjusted net income (loss) attributable to Ryerson Holding Corporation	$11.9	$(24.2)	$9.2	$3.5	$56.3

Diluted adjusted earnings (loss) per share	$0.31	$(0.64)	$0.24	$0.09	$1.49

Shares outstanding - diluted	38.1	38.1	38.0	38.0	37.9

Note: Adjusted Net income (loss) and Adjusted Earnings (loss) per share is presented to provide a means of comparison with periods that do not include similar adjustments.

Schedule 4
RYERSON HOLDING CORPORATION AND SUBSIDIARY COMPANIES
Cash Flow from Operations to Free Cash Flow Yield
(Dollars in Millions)

			Second	First Nine Months Ended
	Third Quarter		Quarter	September 30,
	2020	2019	2020	2020	2019

Net cash provided by operating activities	$120.6	$82.5	$103.3	$296.7	$130.5
Capital expenditures	(6.1)	(9.1)	(4.9)	(17.9)	(32.5)
Proceeds from sales of property, plant, and equipment	—	0.2	0.1	0.1	8.8
Free cash flow	$114.5	$73.6	$98.5	$278.9	$106.8

Market capitalization	$218.4	$322.3	$214.6	$218.4	$322.3

Free cash flow yield	52.4%	22.8%	45.9%	127.7%	33.1%

Note: Market capitalization is calculated using September 30, 2020, June 30, 2020, and September 30, 2019 stock prices and shares outstanding.